PROSPECTUS                 Pricing Supplement No. 3535
Dated October 7, 1999      Dated May 10, 2000
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated December 17, 1999    No.'s 333-76479 and 333-87367

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)
Trade Date:    May 10, 2000

Settlement Date (Original Issue Date):       May 15, 2000

Maturity Date: January 19, 2010

Principal Amount (in Specified Currency):      USD500,000,000

Price to Public (Issue Price):     97.75%

Agent's Discount or Commission:    0.4250% (plus accrued interest
from January 19, 2000)

Net   Proceeds  to  Issuer:        USD486,625,000  (plus  accrued
interest from January 19, 2000)

Interest Rate Per Annum: 7.375%

Interest Payment Date(s):

  X Semi-Annually on January 19th and July 19th of each year commencing, July 19, 2000.

Form of Notes:

  X  DTC registered        ___ non-DTC registered

CUSIP Number:  36962G UL6

ISIN Number:        US36962GUL66

Common Code:   10689406

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                            (Fixed Rate)
                                Page 2
                           Pricing Supplement No. 3535
                           Dated May 10, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-76479 and 333-87367

Repayment, Redemption and Acceleration:

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

Reopening of Issue:

   Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes - Reopening of Issue" as described in the Prospectus Supplement dated December 17, 1999.

     The Notes are intended to be fully fungible with and will be consolidated and form a single issue for all purposes with the Company's issue of with USD1,000,000,000 (consisting of tranche A USD750,000,000 and Tranche B USD250,000,000 7.375% Notes Due
January 19, 2010 described in the Company's Pricing Supplement Number's 3507 and 3508 dated January 13, 2000.

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No. 3535
                           Dated May 10, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-76479 and 333-87367


Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Information:

   General.

  At December 31, 1999, the Company had outstanding indebtedness totalling $191.935 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 1999 excluding subordinated notes payable after one year was equal to $191.237 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                 Year Ended December 31,
           1995   1996  1997  1998  1999
           1.51   1.53  1.48  1.50  1.60

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  The Notes are being purchased by Salomon Smith Barney Inc. and Lehman Brothers Inc. (the "Underwriters"), as principal, at 97.75% of the aggregate principal amount less an underwriting discount equal to 0.425% of the principal amount of the Notes.

  The  Company  has agreed to indemnify the Underwriters  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.